Exhibit 99.1

Company Contacts:

Michael McConnell

Chief Financial Officer

503-469-4652

mmcconnell@digimarc.com

Scott Liolios or Matt Glover

Liolios Group, Inc.

Investor Relations for Digimarc

949-574-3860

info@liolios.com

FOR IMMEDIATE RELEASE

Digimarc Reports 2011 Financial Results

2011 Earnings Increased 36% over 2010 on Higher Revenues.

Beaverton, Ore. — February 23, 2012 — Digimarc Corporation (NASDAQ: DMRC) reported financial results for the fourth quarter and fiscal year ended December 31, 2011.

Full Year 2011 Results

2011 revenues increased 16% to $36.0 million from $31.2 million in 2010. The improvement was driven primarily by increases in license and subscription revenues from Intellectual Ventures (IV) and Verance. Net income improved 36% to $5.7 million or $0.76 per diluted share.

At December 31, 2011, cash and cash equivalents and marketable securities totaled $33.4 million, down from $45.9 million at December 31, 2010. The decrease reflects approximately $20 million invested in repurchase of more than 700,000 shares of the Company’s common stock, including $14.9 million for a privately negotiated transaction from Koninklijke Philips Electronics, N.V. in January, 2011, offset by positive cash flow from operations.

Fourth Quarter 2011 Results

Revenues for the fourth quarter 2011 decreased 15% to $8.9 million from $10.5 million in the same quarter a year ago. The difference reflects timing of license revenues that resulted from the relationship entered into with IV in the fourth quarter of 2010. During that period the Company was paid $5.3 million by IV, reflecting two quarters of scheduled payments, versus $3.0 million in the fourth quarter of 2011.

Net income for the fourth quarter was $0.5 million or $0.06 per diluted share. The reduction in fourth quarter net income was primarily due to one-time revenues in 2010 associated with signing the license with IV, discussed above, and higher operating expenses associated with the Verance dispute, which was settled in early 2012.

Conference Call

Digimarc will hold a conference call later today (Thursday, February 23, 2012) to discuss fourth quarter 2011 and year-end financial results. Chairman and CEO Bruce Davis and CFO Mike McConnell will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s presentation.

The call will be simulcast via a link available on Digimarc’s home page at www.digimarc.com, and will be available for replay until March 8, 2012. Thereafter, the webcast will be archived at www.digimarc.com/investors/investor-events-and webcasts.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading innovator and provider of enabling technologies that create digital identities for all forms of media and many everyday objects. The embedded digital IDs are imperceptible to humans, but not to computers, networks and devices like mobile phones, which can now use cameras and microphones as sensory inputs to “see, hear and understand” the world around them within the context of their environment. Digimarc has built an extensive intellectual property portfolio with patents in digital watermarking, content identification and management, media and object discovery to enable ubiquitous computing, and related technologies. Digimarc develops solutions, licenses its intellectual property, and provides development services to business partners across a range of industries. For more information, please visit www.digimarc.com.

Forward-looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements and any related inferences regarding increases in license and subscription revenues, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results will be set forth in the company’s Form 10-K for the year ended December 31, 2011 and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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Digimarc Corporation

Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three-Month Information		Twelve-Month Information
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Revenue:
Service	$3,053	$3,131	$12,395	$12,324
License & subscription	5,872	7,342	23,644	18,826

Total revenue	8,925	10,473	36,039	31,150
Cost of revenue:
Service	1,775	1,771	6,638	6,464
License & subscription	81	63	299	236

Total cost of revenue	1,856	1,834	6,937	6,700
Gross profit:
Service	1,278	1,360	5,757	5,860
License & subscription	5,791	7,279	23,345	18,590

Total gross profit	7,069	8,639	29,102	24,450
Percentage of gross profit to revenues:
Service	42%	43%	46%	48%
License & subscription	99%	99%	99%	99%
Percentage of gross profit to total revenue	79%	82%	81%	78%
Operating expenses:
Sales and marketing	1,051	1,092	4,336	3,545
Research, development and engineering	1,710	1,636	7,327	5,687
General and administrative	2,839	2,450	9,956	7,864
Intellectual property	268	312	1,094	1,203

Total operating expenses	5,868	5,490	22,713	18,299
Operating income	1,201	3,149	6,389	6,151
Net loss from joint ventures	(784)	(604)	(2,714)	(2,180)
Interest income, net	46	61	195	245

Income before provision for income taxes	463	2,606	3,870	4,216
(Provision) benefit for income taxes	(10)	148	1,786	(42)

Net income	$453	$2,754	$5,656	$4,174

Earnings per share:
Net income per share - basic	$0.07	$0.38	$0.84	$0.59
Net income per share - diluted	$0.06	$0.35	$0.76	$0.55
Weighted average shares outstanding - basic	6,699	7,190	6,741	7,120
Weighted average shares outstanding - diluted	7,279	7,859	7,430	7,623

Digimarc Corporation

Balance Sheet Information

(in thousands)

(Unaudited)

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents (1)	$3,419	$6,340
Marketable securities (1)	22,244	28,441
Trade accounts receivable, net	3,502	3,481
Other current assets	1,306	1,345

Total current assets	30,471	39,607
Marketable securities (1)	7,715	11,163
Property and equipment, net	1,395	1,330
Intangibles, net	2,808	2,174
Investments in joint ventures	415	1,029
Deferred tax assets	2,634	—
Other assets	355	462

Total assets	$45,793	$55,765

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$952	$1,519
Deferred revenue	2,660	2,562

Total current liabilities	3,612	4,081
Long-term liabilities	464	525

Total liabilities	4,076	4,606
Commitments and contingencies
Shareholders’ equity:
Preferred stock	50	50
Common stock	7	7
Additional paid-in capital	34,511	49,609
Retained earnings	7,149	1,493

Total shareholders’ equity	41,717	51,159

Total liabilities and shareholders’ equity	$45,793	$55,765

(1)	Aggregate cash, cash equivalents, short- and long-term marketable securities was $33,378 and $45,944 at December 31, 2011 and 2010, respectively.

Digimarc Corporation

Cash Flow Information

(in thousands)

(Unaudited)

	Three-Month Information		Twelve-Month Information
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$453	$2,754	$5,656	$4,174
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, property and equipment	139	135	613	565
Amortization, intangibles	38	25	124	79
Stock-based compensation	1,178	781	4,216	3,068
Net loss from joint ventures	784	604	2,714	2,180
Deferred income tax benefit	(202)	—	(2,835)	—
Tax benefit from stock-based awards	274	—	1,066	—
Excess tax benefits from stock-based compensation	(274)	—	(1,066)	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(82)	(380)	(21)	89
Other current assets	109	(362)	240	(473)
Other assets, net	73	3	107	(32)
Accounts payable and other accrued liabilities	(741)	455	(668)	275
Deferred revenue	729	570	88	507

Net cash provided by operating activities	2,478	4,585	10,234	10,432
Cash flows from investing activities:
Purchase of property and equipment	(66)	(545)	(678)	(781)
Capitalized patent costs	(168)	(103)	(693)	(914)
Investments in joint ventures	—	(700)	(2,100)	(2,800)
Sale or maturity of marketable securities	14,385	43,211	74,689	122,176
Purchase of marketable securities	(15,247)	(44,622)	(65,044)	(127,878)

Net cash provided by (used in) investing activities	(1,096)	(2,759)	6,174	(10,197)
Cash flows from financing activities:
Issuance of common stock	96	3,037	1,651	3,045
Purchase of common stock	(452)	(5,784)	(22,046)	(5,824)
Excess tax benefit from stock-based awards	274	—	1,066	—

Net cash used in financing activities	(82)	(2,747)	(19,329)	(2,779)

Net increase (decrease) in cash and cash equivalents (2)	$1,300	$(921)	$(2,921)	$(2,544)

Cash equivalents and marketable securities at beginning of period	31,216	45,454	45,944	42,786
Cash equivalents and marketable securities at end of period	33,378	45,944	33,378	45,944

(2) Net increase (decrease) in cash, cash equivalents and marketable securities	$2,162	$490	$(12,566)	$3,158

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